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                                                                      EXHIBIT 12

                         AMERICAN DENTAL PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)



                                                                                  Years Ended
                                                                                  December 31,
                                                                 --------------------------------------------

                                                                      1996     1997    1998     1999     2000
                                                                   -------   ------  ------  -------  -------
Earnings:
Earnings (loss) before income
 taxes........................................................     $(2,443)  $1,194  $6,366  $10,601  $10,822
Add: Fixed
 charges......................................................          45      865   1,412    2,206    4,707
Earnings (loss) before income taxes, as                            -------   ------  ------  -------  -------
 adjusted.....................................................     $(2,398)  $2,059  $7,778  $12,807  $15,529
                                                                   =======   ======  ======  =======  =======
Fixed Charges:
Interest expense, including amortization of debt
 expense......................................................     $    18   $  674  $1,193  $ 1,940  $ 4,435
Estimated interest factor of non-reimbursed rental expense
 (approximately 1/3 of non-reimbursed rental expense).........          27      191     219      266      272
                                                                   -------   ------  ------  -------  -------
Total fixed
 charges......................................................     $    45   $  865  $1,412  $ 2,206  $ 4,707
                                                                   =======   ======  ======  =======  =======
Ratio of earnings to fixed
 charges......................................................     N/A (1)      2.4     5.5      5.8      3.3
                                                                   =======   ======   =====  =======  =======

(1) Earnings before income taxes plus fixed charges were insufficient to cover fixed charges for the year ended December 31, 1996 by $2,398,000.

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